UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K CURRENT REPORT Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (date of earliest event reported): October 31, 2007

E-Z-EM, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-13003	11-1999504

(Commission File Number)	(IRS Employer Identification No.)

1111 Marcus Avenue, Lake Success, New York	11042

(Address of Principal Executive Offices)	(Zip Code)

(516) 333-8230

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

(a) On October 31, 2007, E-Z-EM, Inc. (the “Company”), entered into an identical Indemnification Agreement with each member of the Company’s board of directors and each officer of the Company. The Indemnification Agreements provide that the Company will indemnify each director and officer to the fullest extent permitted by Delaware law if he becomes a party to or is threatened with any action, suit or proceeding arising out of his service as a director or officer of the Company or in a similar capacity for another entity (including any employee benefit plan) at the Company’s request or from his guarantee of any indebtedness of the Company. The Indemnification Agreements also provide that the Company will advance, if requested by an indemnified person, any and all expenses (including any judgments and amounts paid in settlement with the Company’s approval) incurred in connection with any such legal matter, subject to reimbursement by the indemnified person should a final judicial determination be made that indemnification is not available under applicable law. The Indemnification Agreements further provide that if the Company maintains directors’ and officers’ liability coverage, each indemnified person shall be included in such coverage to the maximum extent of the coverage available for the Company’s directors and officers.

The foregoing description of the Indemnification Agreements is qualified in its entirety by reference to the full text of the form of Indemnification Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

10.1	Form of Indemnification Agreement dated as of October 31, 2007, for directors and officers of E-Z-EM, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2007	E-Z-EM, INC.

(Registrant)

By:	/s/ Peter J. Graham

Peter J. Graham

Senior Vice President –

Chief Legal Officer, Global Human
Resources and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Form of Indemnification Agreement dated as of October 31, 2007, for directors and officers of E-Z-EM, Inc.